Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	January 27, 2010

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Fourth Quarter and 2009 Results

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced a loss of $.34 per diluted share for the fourth quarter of 2009, on $3.6 million of net loss.  This compares to a loss of $.39 per diluted share, on $5.2 million of net loss, for the same quarter in the prior year.  The loss for the year ending December 31, 2009 was $4.60 per diluted share, on $59.6 million in net loss, as compared to diluted earnings per share of $.86, on $11.8 million in net income, for the year ended December 31, 2008.  The loss incurred in 2009 included a nonrecurring second quarter goodwill impairment charge of $57.6 million that had an associated tax benefit of $22.0 million.  Generally, for both the quarter and the year, the decrease in earning assets combined with the increases in both the provision for loan losses and other expenses more than offset increases in noninterest income and reductions to interest expense.  The Company recorded an $86.7 million provision for loan losses in 2009, which included an addition of $20.1 million in the fourth quarter.  Net charge-offs were $63.7 million during 2009, including $13.9 million in the fourth quarter.  The provision for loan losses was $30.3 million in 2008, which included an addition of $21.2 million in the fourth quarter.  Net charge-offs were $8.9 million in 2008, which included $4.1 million in the fourth quarter.  The net loss available to common stockholders was $4.7 million and $63.8 million, respectively, for the fourth quarter and year ended December 31, 2009.  This compared to a net loss available to common shareholders of $5.2 million for the fourth quarter of 2008, and net income available to common shareholders of $11.8 million for the year ended December 31, 2008.

In announcing these results, the Company’s Chairman and CEO, William Skoglund, stated, “Management continues to analyze and review the loan portfolio quality as well as monitor developments in credit markets and the local economy, especially as it relates to our real estate markets.  The ongoing economic conditions continue to affect our borrowers’ ability to perform, and management again scrutinized the portfolio as part of the credit, appraisal, and other review processes in troubled sectors into December 2009 to better determine loan loss provision estimates and make charge-off determinations.  At the same time, we are pleased with our strong mortgage operations unit performance and that our net interest margin percentage improved for the year and actually expanded to 3.72% in the fourth quarter of 2009 as compared to 3.56% in the fourth quarter of 2008.”

Chairman Bill Skoglund added, “We continue to carefully monitor our capital and we are working to improve our asset quality so as to position the Company to capitalize upon future opportunities when market conditions change.  We strengthened capital levels at both the Company and the Bank in 2009 and we continue to serve the needs of our Bank customers and marketplace in a manner that will ultimately add future value to our organization.”  At December 31, 2009, the Company’s regulatory total capital, Tier 1 capital to risk weighted assets ratios and Tier 1 leverage ratios were 13.58%, 10.28%, and 8.73%, respectively, as compared to 10.76%, 7.66%, and 6.50%, respectively, at December 31, 2008.  The same capital ratios at the Bank were 11.89%, 10.62%, and 9.15%, respectively, at December 31, 2009 compared to 11.54%, 10.29%, and 8.72%, respectively, at December 31, 2008.

Net interest income decreased from $89.5 million for the year ended 2008 to $87.1 million for the year ended 2009.  Average earning assets decreased $93.2 million, or 3.5%, from December 31, 2008 to December 31, 2009, as management continued to focus on asset quality.  Loan growth continued to be limited throughout 2009 as general demand remained low and there was a diminished number of qualified borrowers in the Bank’s market areas.  Average interest bearing liabilities decreased $147.9 million, or 6.2%, during the same period.  Management also significantly reduced both borrowings and securities available for sale in 2009, and the change in capital, asset deployment, and funding sources continued in the fourth quarter of 2009.

The decrease in average interest bearing liabilities was due in part to management’s pricing initiatives introduced in 2009 that rewarded relationship banking and discouraged customers seeking a single transaction or service.  The Bank emphasized this approach when repricing, retaining and attracting deposit relationships where there would be no other depositor product or service utilized.  The net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, increased slightly from 3.45% in the year ended December 31, 2008 to 3.47% in the year ended December 31, 2009.  In the same periods, the average tax-equivalent yield on earning assets decreased from 5.91% in 2008 to 5.16%, or 75 basis points, in 2009.  At the same time, the cost of funds on interest bearing liabilities decreased from 2.85% in 2008, to 2.03%, or 82 basis points in 2009.  Even though the Company continued to have a higher level of non-accrual loans in 2009 and interest rates decreased generally, the changes in both the types of earning assets and total earning assets, combined with reductions in interest paying liability categories, resulted in the incremental improvement in the net interest margin percentage.

Net interest income decreased from $23.4 million in the fourth quarter of 2008 to $22.2 million in the fourth quarter of 2009.  The decrease in average earning assets was $274.5 million, or 10.1%, from December 31, 2008 to December 31, 2009.  Average loans decreased $145.5 million in the fourth quarter of 2009, as compared to the fourth quarter of 2008, due in part to a continued lack of demand from qualified borrowers, although average other real estate owned (“OREO”) increased $32.9 million as collateral from loans was successfully converted at an accelerated pace in fourth quarter 2009.  Average long-term taxable and tax-exempt securities available for sale decreased $107.3 million, or 41.5%, and $33.1 million, or 22.8%, respectively in 2009, which included a $57.2 million reduction in tax-exempt securities held in the fourth quarter of 2009.  Average interest bearing liabilities decreased $330.0 million, or 13.6%, during the same period, and the largest average balance reductions were $159.8 million in the higher cost certificates of deposit category combined with a $180.0 million reduction in the other short-term borrowing category.  As a result of these changes, the net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.56% in the fourth quarter of 2008 to 3.72% in the fourth quarter of 2009.  The average tax-equivalent yield on earning assets decreased from 5.58% in the fourth quarter of 2008 to 5.12% in the fourth quarter of 2009, or by 46 basis points.  The cost of interest-bearing liabilities also decreased from 2.34% to 1.70% or by 64 basis points in the same period.

In the year ended 2009, the Company recorded an $86.7 million provision for loan losses, which included an addition of $20.1 million in the fourth quarter.  In 2008, the provision for loan losses was $30.3 million, $21.2 million of which was added in the fourth quarter.  An additional $3.0 million of allowance for loan losses was also assumed in the Heritage acquisition in the first quarter of 2008.  Nonperforming loans increased to $199.4 million at December 31, 2009 from $108.6 million at December 31, 2008, and $176.1 million at September 30, 2009.  Charge-offs, net of recoveries, totaled $63.7 million and $8.9 million in the years ended December 31, 2009 and 2008, respectively.  Net charge-offs totaled $13.9 million in the fourth quarter of 2009 and $4.1 million in the fourth quarter of 2008

Chairman Bill Skoglund noted, “The current economic difficulties require management to strive for continuous improvement in asset quality.  This requires diligent loan portfolio workout and attentive management of other real estate properties.  In the fourth quarter of 2009, management identified additional specific loans including portions of loans that were uncollectible and charged off those amounts, and simultaneously increased specific allocation estimates in the allowance for loan losses.  Even though the charged off amounts reduced some specific allocation estimates in the allowance, that action also served to reduce the potential loss exposure on those loans.”  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the remaining nonperforming loans at December 31, 2009 are included in the table immediately following (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Loan Charge-offs, Gross	2009	2008	2009	2008
Real Estate-Construction	$9,420	$2,138	$50,475	$6,145
Real Estate-Residential:
Investor	1,117	593	3,520	932
Owner Occupied	947	—	1,546	70
Revolving and Junior Liens	407	182	1,172	418
Real Estate-Commercial, Nonfarm	1,825	1,120	4,148	1,276
Real Estate-Commercial, Farm	—	—	—	—
Commercial and Industrial	1,095	57	3,460	115
Other	215	214	959	427
	$15,026	$4,304	$65,280	$9,383

		90 Days
		or More	Restructured	Total Non	% Non
Nonperforming Loans	Nonaccrual	Past Due	Loans	performing	Performing	Specific
as of December 31, 2009	Total (1)	and Accruing	(Accruing)	Loans	Loans	Allocation
Real Estate - Construction	$102,218	$—	$2,250	$104,468	52.4%	$8,963
Real Estate - Residential:
Investor	26,079	—	317	26,396	13.2%	4,005
Owner Occupied	13,319	158	10,004	23,481	11.8%	1,073
Revolving and Junior Liens	1,488	—	—	1,488	0.7%	199
Real Estate - Commercial, Nonfarm	38,647	154	1,600	40,401	20.3%	4,200
Real Estate - Commercial, Farm	1,286	—	—	1,286	0.6%	—
Commercial and Industrial	1,153	231	—	1,384	0.7%	300
Other	487	18	—	505	0.3%	39
	$184,677	$561	$14,171	$199,409	100.0%	$18,779

(1) Nonaccrual loans included $34.0 million in restructured loans, $15.5 million in real estate construction, $9.3 million in commercial real estate, $7.1 million is in real estate - residential investor, $2.0 million is in real estate - owner occupied and 155,000 in Commercial and Industrial.

The largest component of nonperforming loans continued to be in the real estate construction sector, at $104.5 million, or 52.4% of total nonperforming loans.  This was a $17.0 million increase on a linked quarter basis.  Management estimated that a loss allocation of $9.0 million was adequate coverage for this category.  Migration to nonperforming status occurred primarily from loans that had been previously rated as substandard, with three credits accounting for most of the adverse migration.  The first of these loan relationships totaled $12.4 million, following a $1.3 million December charge-off reduction, and had an additional specific allocation of $482,000 for the remaining estimated loss exposure based upon management’s appraisal review.  These loans are secured primarily by undeveloped land, as well as residential and commercial lots although an industrial warehouse building adds a small amount of additional collateral.  A deed-in-lieu of foreclosure arrangement with the borrower is in process, and is expected to be completed in the first quarter of 2010.  The second addition was an $11.9 million credit, which is secured by undeveloped land as well as residential and commercial lots.  This loan was current at December 31, 2009, but was scheduled to mature on January 10, 2010 and management has not yet decided whether it will renew this credit.  As a result of the uncertain status, management moved these loans to non-accrual status until the repayment options are fully evaluated with the borrower.  Management reviewed new appraisals during the fourth quarter and estimated that no specific loss allocation was required.  The third addition to this category was a $4.9 million loan that is secured by undeveloped land in Illinois and a residential lot in Arizona.  The bank executed settlement agreements with the borrower to place these properties into escrow.  Pending final resolution of title issues, management expects these loans will be paid off and the properties will be transferred into OREO with no additional loss exposure based upon recent review of new appraisals.

Also included in the nonperforming loan total was a new $2.3 million restructured loan that was given that designation because the buyer was a fractional borrower in a preexisting larger nonperforming credit that had a previous charge-off of $302,000.  The new loan was granted based upon a 75% advance rate on a new appraisal and has a separate two-year cash interest reserve on deposit with the Bank.

The majority of the Bank’s construction loans are located in suburban Chicago markets.  Current economic conditions reflect lower property valuations and increased rates of borrower defaults generally.  As of December 31, 2009, approximately 53.0% of the remaining homebuilder loans were in non-accrual status with approximately 5.6% in combined specific and general loan loss allocation on this loan segment.  Management continues to update and review appraisals for the underlying collateral related to these loans, and allowance estimates are regularly updated to reflect the estimated credit exposure.  The subcomponent detail for the real estate construction segment at December 31, 2009 (in thousands), is set forth in the table below:

		90 Days
		or More	Restructured	Total Non	% Non
	Nonaccrual	Past Due	Loans	performing	Performing	Specific
Real Estate - Construction	Total	and Accruing	(Accruing)	Loans	Loans	Allocation
Homebuilder	$51,481	$—	$2,250	$53,731	51.4%	$4,426
Commercial	12,123	—	—	12,123	11.6%	1,567
Land	30,253	—	—	30,253	29.0%	1,159
Other	8,361	—	—	8,361	8.0%	1,811
	$102,218	$—	$2,250	$104,468	100%	$8,963

The Company’s second largest category of nonperforming loans was commercial real estate and represented $40.4 million, or 20.3%, of the nonperforming loan portfolio.  This was an increase of $9.6 million on a linked-quarter basis, and an increase of $27.2 million over December 31, 2008.  Within this segment, 66.8% consisted of non-owner occupied properties that had cash flows that were insufficient to support the credit and the majority of this exposure was related to retail strip mall operations.  Another 21.9% of this segment consisted of owner-occupied properties that the Bank deems to be of a special purpose nature.  As of December 31, 2009, the majority of this owner-occupied/special purpose sector consisted of loans to restaurant/banquet facilities whose operations have been adversely affected by the downturn in the economy.  Management is administering a variety of workout strategies with these borrowers as the available remedies are considered and negotiated.  Management estimated that a specific loss allocation of $4.0 million was adequate coverage on the non-owner-occupied and owner-occupied/special purpose categories after charging off $1.8 million in the fourth quarter of 2009.  The remaining nonperforming commercial real estate loans were owner occupied, general purpose properties totaling $4.6 million, or 2.3%, of nonperforming loan total.  Management estimated that a specific loss allocation of $241,000 was sufficient coverage for that grouping after charging off $31,000 in the fourth quarter of 2009.

Nonperforming residential investor loans consist of multi-family and one to four family properties that totaled $26.4 million and accounted for 13.2% of the nonperforming loan total, which was a decrease of $2.6 million on a linked-quarter basis.  The activity in this segment included a $14.2 million reduction related to a single borrower whose properties were transferred to OREO in the fourth quarter of 2009.  A new loan of $10.8 million was added during the same period and this credit relates to a property whose original occupancy plan was not successful.  While the borrower was able to shift to an alternate strategy to achieve full occupancy, the transition resulted in a lower lease rate.  The borrower had been supplementing the cash flow shortfall from other sources, but was unable to do so in the fourth quarter of 2009.  As a result, the credit was renegotiated into two notes, which included a $7.0 million loan that is supported by the underlying cash flows and a second $3.8 note with a full loan loss allocation.  The entire $10.8 million credit was placed in non-accrual status at December 31, 2009.  Approximately 11.7% of the Company’s single-family investor loans and 8.5% of the multi-family investor loans, of which approximately 89.3% is attributable to the single $10.8 million borrower just described, were nonperforming as of December 31, 2009.

Within the 1-4 family investor segment, a single relationship accounted for $4.9 million, or 19.8%, of the nonperforming loans in the residential investor category.  This credit is secured by forty single-family homes.  These homes were substantially rented with few vacancies, but the cash flow has been insufficient to fully support the contractual repayment terms of the loans.  Management entered into a forbearance agreement with this borrower and as a result, this credit relationship was categorized as a troubled debt restructuring within the non-accrual portfolio.  Under the terms of the forbearance agreement, a cash collateral arrangement has been established whereby the Bank collects all rental receipts, and the net cash flow after expenses is retained and applied to the loan on a monthly basis.  This net cash flow has been sufficient to provide for principal reductions and management estimated that no loss allocation was required based upon recently obtained appraisals.

Other residential investment loans totaling $9.4 million were nonperforming and were comprised of several different borrower relationships, the largest of which is $1.5 million.  The Bank has deployed a variety of work out methods related to these credits and management estimated that a specific allocation of $182,000 would be sufficient loss coverage, with no additional charge off amounts recorded during the fourth quarter of 2009.

Nonperforming residential loans to individuals totaled $23.5 million, which was approximately 11.9% of the Company’s total owner occupied residential portfolio.  This was a decrease of $107,000 on a linked-quarter basis and represented 11.8% of the nonperforming loans total as of December 31, 2009.  Approximately $12.0 million of this segment was considered to be restructured, which was an increase of $1.9 million on a linked quarter basis.  Restructured loans include credits where the borrower’s income source has been impaired and the Company has made a concession to temporarily reduce payments and/or interest rates.  Of this amount, $10.0 million was still accruing interest.  Most of the loans within the $13.3 million of the residential portfolio that were in non-accrual status at December 31, 2009 were in various stages of foreclosure.  Management estimated that a specific allocation of $1.1 million would be sufficient loss exposure coverage after charging-off $1.0 million during the fourth quarter of 2009

Farmland and other agricultural loans totaling $1.8 million made up less than 1.0% of the nonperforming loan total at December 31, 2009, and approximately 2.7% of that category was nonperforming.  Within that small nonperforming category, loans to a family of farm borrowers who operate as a single enterprise made up the majority of that amount.  That borrower made a $300,000 payment on December 31, 2009, and management is pursuing a renewal strategy that may be able to return this loan group to performing status after a period of future performance.  Management estimated that a total allocation of $39,000 would be sufficient loss exposure coverage in this sector after charging-off $28,000 in the fourth quarter of 2009.

A linked quarter comparison of loans that were classified as performing, but past due 30 to 89 days and still accruing interest, shows that this category increased from $35.6 million at December 31, 2008, to $39.1 million at December 31, 2009, which was an increase from the September 30, 2009 level of $31.9 million.  Of the December 31, 2009 past due amount, $7.0 million, or 17.9%, were for various past due commercial land development and construction credits, $11.9 million, or 30.6%, were secured by one-to-four family real estate credits, $2.3 million, or 5.8%, were secured by multi-family properties, $13.9 million, or 35.5%, were secured by nonfarm nonresidential properties and $1.5 million, or 3.8%, were commercial and industrial credits with the remaining 6.4% of 30-89 days past due credits attributable to various installment and small farm credits of $2.5 million.

Troubled Debt Restructurings (“TDR”) represented an increasing portion of the nonperforming loan portfolio in 2009 and consisted of loans still accruing interest totaling $14.2 million, and non-accrual loans totaling $34.0 million as of December 31, 2009.  The accruing TDR loans included forty-eight residential mortgage loans totaling $10.0 million, which were modified to allow for impairment of income.  These changes in circumstances included job loss or subsequent under-employment that were believed to be temporary at the time of restructuring.  The Bank’s general arrangement in these cases was to allow these borrowers a reduced rate and to make payments on an interest-only basis for up to six months.  A second six-month period may be allowed if the borrower performs satisfactorily in the first term.  Because management did not experience significant TDR volume until the second half of the year, the success of this approach has not yet been determined.

Non-accrual TDR loans included residential mortgages that entered into forbearance after they were already in non-accrual status, or otherwise failed to perform while in forbearance.  As of December 31, 2009, management has agreed to permanently modify the terms of only two of these restructured loans.  Because the Bank had no sub-prime or option-feature mortgages in its portfolio, the Bank has had no defaults attributable to escalating payments and a borrower’s subsequent inability to pay higher amounts under such terms.  Many of the other loans designated as nonaccrual TDR loans are larger and more complex and have not had a long enough performance period for management to determine the efficacy of the specific restructured terms.  Management will continue to consider such modifications if results lead management to believe that losses can be reduced or previously charged-off loans can be recovered.

The ratio of the allowance for loan losses to nonperforming loans was 32.2% as of December 31, 2009 compared to 38.0% at December 31, 2008 and 33.0% at September 30, 2009.  While this ratio decreased somewhat as compared to December 31, 2008, management believed the allowance coverage was sufficient due to the estimated loss potential, which was further reduced with the fourth quarter 2009 charge-off activity.  Management determined the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality, and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  Management also assigned a higher loss factor for the higher risk construction and development portfolio in the first quarter of 2009 and increased that factor again in the second quarter.  In the third quarter, however, management decreased that factor back to the first quarter level since $21.7 million of the third quarter charge-off activity was in the construction and development sector.  Management again decreased that factor in the fourth quarter since $9.6 million of fourth quarter charge-off and/or specific allocation activity was in this sector.  Management also estimated that the reduced size of the pool of credits subject to this factor, and the amount of the projected probable remaining exposure merited the lower factor in part because the most adverse credits had already been designated as nonperforming and had an associated specific allocation estimate.  Management also assigned a higher qualitative risk factor for segments of the commercial real estate portfolio in the second quarter of 2009 and incrementally increased that factor in the third quarter whereas that factor was again reduced at December 31, 2009.  Management revised that factor downwards because credits that migrated out of that pool to nonperforming status at September 30, 2009, exhibited worse characteristics on average than the credits that remained or migrated into the pool in the fourth quarter of 2009.  The above changes in estimates were made by management to be consistent with observable trends within both the loan portfolio segments and in conjunction with market conditions.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the allowance for loan losses increased to 3.10% at December 31, 2009, from 1.82% at December 31, 2008.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $25.0 million from $15.2 million at December 31, 2008, to $40.2 million at December 31, 2009.  In the fourth quarter of 2009, management successfully converted collateral securing problem loans to properties ready for disposition in the net amount of $25.2 million.  Additions were offset by $8.7 million in dispositions that generated net gains on sale of $431,000 and $874,000 in additional write-downs.  The Bank added 107 properties to OREO during the fourth quarter, which brought the total OREO holdings to 142 properties after deducting 14 property sales that occurred during the period.  These OREO properties consisted of different types, including 104 single-family residences with an estimated realizable market value of $13.1 million, 14 non-farm, nonresidential properties with an estimated value of $14.1 million, a number of lots zoned for residential construction with an estimated realizable market value of $3.6 million, and five parcels of vacant acreage suitable for either farming or development with an estimated value of $3.2 million.  OREO also includes a multiuse development property the Bank acquired in December 2008 in satisfaction of the outstanding debt.  During

2009, this project had included construction and sale of townhomes, which were completed and sold in the fourth quarter of 2009.  Just prior to disposition, the value added to the townhome development totaled $2.5 million, which was more than offset by $5.2 million in townhome sales proceeds with net total gains on sale of $558,000.  After the completion of the townhome sales the remaining land had an estimated realizable value of $6.2 million, and was comprised of lots zoned for condominiums and retail activity.  Details related to the activity in the OREO portfolio for the periods presented is itemized in the following table:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Other real estate owned	2009	2008	2009	2008
Beginning balance	$24,492	$925	$15,212	$—
Property additions	25,122	14,287	42,390	15,820
Development improvements	113	—	2,467	—
Less:
Property Disposals	8,653	—	14,201	608
Period valuation adjustments	874	—	5,668	—
Other real estate owned	$40,200	$15,212	$40,200	$15,212

Noninterest income increased $4.8 million, or 56.8%, to $13.3 million during the fourth quarter of 2009 as compared to $8.5 million during the same period in 2008.  Trust income increased by $229,000, or 13.2%, in the fourth quarter of 2009 as the valuation of assets under management increased, as did estate settlement activity.  Service charge income decreased, however, by $198,000, or 8.2%, in the fourth quarter of 2009, and $539,000, or 5.8%, for the year to date period.  For both the fourth quarter and year to date comparisons, the primary source of the decrease was from consumer bounce protection fees as usage decreased although increases in commercial checking account service charges partially offset that trend.  The generally lower interest rate environment in 2009 reduced commercial earnings credits and increased net fee income in this category.  Fourth quarter 2009 mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, totaled $3.2 million, an increase of $1.7 million, or 108.7%, from the fourth quarter of 2008.  The mortgage operations unit increased banking income by $4.5 million, or 61.3%, from $7.3 million in the year ended December 31, 2008 to $11.8 million for the same period in 2009 as a result of a reduced number of competitors as well as product offering changes made by management to meet client needs and changing investor requirements as markets changed.

Realized gains on securities totaled $2.0 million in the fourth quarter of 2009, which brought the net realized gains total to $3.8 million for the year.  In the fourth quarter of 2008, there was $519,000 in realized gains from sold securities, which brought the net realized gains total to $1.9 million for that year.  Bank owned life insurance (“BOLI”) income was $483,000 in the fourth quarter of 2009 as compared to a loss of $69,000 for the fourth quarter of 2008 as there were realized losses on the underlying insurance investments that were recognized in the prior year and the investment rates of return stabilized in 2009.  As a result of these portfolio occurrences, BOLI income increased $815,000, or 132.3% in 2009, from 2008.  The net gains on interest rate swap activity with customers included fee income of $217,000 and $1.3 million for the fourth quarter and year ended December 31, 2009, respectively.  These amounts were offset by a credit risk valuation recovery and expense of $696,000 and $285,000, respectively, on the estimated aggregate swap position exposure at December 31, 2009.  The net gain on disposition of OREO in 2009 was $431,000 and $893,000 for the quarter and year whereas there was a $13,000 loss in 2008, none of which was realized in the fourth quarter.  Other noninterest income improved slightly, by $43,000 in the fourth quarter of 2009 as compared to 2008, whereas it decreased in 2009 by $86,000, or 1.67%, on a year to date comparison.  Even though automatic teller machine surcharge and interchange fees increased for both periods, decreases in fee income from brokerage activities more than outpaced that growth in the first three quarters of 2009 and fee income from letters of credit decreased throughout 2009 as compared to 2008.

Noninterest expense was $22.3 million during the fourth quarter of 2009, an increase of $1.9 million from $20.4 million in the fourth quarter of 2008.  Noninterest expense was $144.6 million during the year 2009, an increase of $64.3 million, or 80.1%, from $80.3 million in 2008, but that increase included the second quarter nonrecurring goodwill impairment charge of $57.6 million.  The reductions in salaries and benefits expense were significant for both the year and quarterly comparative periods.  This expense decreased by $1.1 million, or 10.3%, when comparing the fourth quarter of 2009 to the same period in 2008 and decreased $4.9 million, or 11.1%, for the year 2009.  Management made the decision to delay filling open positions and completed a reduction in force late in March 2009.  That initiative, combined with the prior elimination of management bonuses and profit sharing contributions, substantially resulted in the 2009 reduction in employee related expenses.

Occupancy expense decreased $47,000, or 3.1%, from the fourth quarter of 2008 to the fourth quarter of 2009.  Occupancy expense increased $65,000, or 1.1%, from the year 2008 to 2009.  The increase for 2009 was due primarily to a $125,000 second quarter charge for leasehold termination, $114,000 in accelerated leasehold improvement costs for three third quarter branch closings, and an additional $88,000 in prepayment penalties and other costs related to a fourth quarter branch closing combined with two in-store branches are scheduled to close in the first quarter of 2010.  On a quarterly and year comparative basis, furniture and equipment expense increased $8,000 and $79,000, or 1.2%, respectively.  The increased cost was largely attributable to increased depreciation costs.

On a quarterly and year comparative basis, the Federal Deposit Insurance Corporation (“FDIC”) costs increased $854,000, or 180.6%, and $3.9 million, or 267.7%, respectively.  These premium expenses are risk adjusted and generally increased industry wide and, in the second quarter of 2009, the FDIC levied an additional special assessment of $1.3 million.  It is possible that there will be additional increases in 2010.  In addition to that assessment and an increase in insurance rates, the Bank elected to participate in the FDIC’s Temporary Liquidity Guarantee Program, through which all non-interest bearing transaction accounts are fully guaranteed, as are NOW accounts earning less than 0.5% interest, and that election also caused an increase in the assessment.  Fourth quarter 2009 advertising expense decreased by $144,000, or 34.9%, when compared to the same period in 2008, primarily due to decreased sponsorship, specialty, and other advertising costs.  Similarly, advertising expense in the year 2009 decreased $757,000, or 37.6%, as compared to the year 2008 for the same aforementioned items plus a $278,000 reduction in direct mail costs.

An income tax benefit of $3.2 million was recorded in the fourth quarter of 2009 as compared to a $4.5 million benefit in the same period of 2008.  An income tax benefit of $41.6 million was recorded in the year 2009 as compared to $2.3 million in expense in the same period of 2008.  During the three and twelve-month periods ended December 31, 2009, the Company’s taxable income significantly decreased compared to the same periods in 2008, primarily due to the results of our operations during the three and twelve-month periods ended December 31, 2009.  As discussed in the Company’s prior quarterly reports, the portion of the goodwill intangible asset charge that was attributable to the acquisition of Heritage Bank is tax deductible and has an associated $22.0 million tax benefit.  Although not anticipated, there can be no guarantee that a valuation allowance against the resultant deferred tax asset will not be necessary in future periods.  The Company’s effective tax rate for the three and twelve-month period ending December 31, 2009 was 47.52% and 41.13%, respectively, as compared to 46.58% and 16.42%, respectively, for the same periods in 2008.  The income tax benefit resulted, in large part, from the impairment charges for the tax-deductible goodwill.

Total assets decreased $382.5 million, or 12.8%, from December 31, 2008 to close at $2.60 billion as of December 31, 2009.  Loans decreased by $198.6 million as demand from qualified borrowers continued to decline and collateral that previously secured loans moved to OREO, and the second largest asset category decrease was a $176.2 million, or 43.5%, decrease in the long-term securities that were available-for-sale.  In addition to experiencing a high rate of securities being called due to the declining interest rate environment experienced in the first quarter, the Company also sold bonds and recognized a net realized securities gain of $3.8 million in the twelve months ended December 31, 2009.  The largest changes by loan type included decreases in commercial and industrial, real estate construction and residential real estate loans of $36.8 million, $90.3 million and $57.3 million, or 15.1%, 24.2% and 8.2%, respectively.

The third largest asset reduction category was goodwill, which was deemed to be impaired at June 30, 2009, and a noncash charge was taken at that time.  Management also performed an annual review of the core deposit and other intangible assets as of February 2009.  Based upon that review and subsequent quarterly monitoring, management determined there was no impairment of other intangible assets as of December 31, 2009.  No assurance can be given that future impairment tests will not result in a charge to earnings.  The core deposit and other intangible assets related to the Heritage Bank acquisition were $8.9 million at acquisition.

Total deposits decreased $180.9 million, or 7.6%, during the year ended December 31, 2009, to close at $2.21 billion as of December 31, 2009.  The category of deposits that declined the most in 2009 was certificates of deposit, which decreased $236.4 million, or 20.7%, primarily due to a change in pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate.  Money market deposit accounts decreased by $150.8 million, from $543.3 million to $392.5 million during the year.  These decreases were offset by growth in NOW deposits of $147.9 million, or 53.8%, and savings deposits growth of $68.3 million, or 62.1%.  As noted previously, the Company also participates in the expanded FDIC insurance coverage program that became available in November 2008 and is set to expire in June 30, 2010.  The average cost of interest bearing deposits decreased from 2.31% in the fourth quarter of 2008 to 1.55%, or 76 basis points, in the fourth quarter of 2009.  Likewise, the average cost of interest bearing liabilities decreased from 2.34% in the fourth quarter of 2008 to 1.70% in the fourth quarter of 2009, or 64 basis points.

The most significant borrowing in the first quarter of 2008 occurred in January when the Company entered into a $75.5 million credit facility with LaSalle Bank National Association (now Bank of America).  Part of that credit facility replaced a $30.0 million revolving line of credit facility previously held between the Company and Marshall & Ilsley Bank.  The $75.5 million credit facility obtained in 2008 was comprised of a $30.5 million senior debt facility, which included the $30.0 million revolving line described above, and $500,000 in term debt as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018 while the revolving line of credit has a maturity of March 31, 2010.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the Lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The proceeds of the $45.0 million of subordinated debt were used to finance the acquisition of Heritage, including transaction costs.  The Company reduced the amount outstanding on the Bank of America senior line of credit by $17.6 million in the first half of 2009, and as of December 31, 2009, the Company had no principal outstanding on the revolving line, $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At December 31, 2009, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the Subordinated Debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  The lender informed the Company, the lender would not extend any additional credit or make additional disbursements to or for the benefit of the Company.  In November, 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  The additional interest expense to the Company was $2,500 in the fourth quarter and $4,300 for the year 2009.  The Company and the lender have periodically engaged in discussions regarding the potential resolution of the issues, which could include a change in the covenants and/or other terms, but the parties have not agreed to a mutually satisfactory resolution.

Other major borrowing category changes from December 31, 2008 included a decrease of $114.4 million, or 67.5%, in other short-term borrowings, primarily Federal Home Loan Bank of Chicago (“FHLBC”) advances.  In the stockholders’ equity category, the United States Department of the Treasury completed its investment of $73.0 million in Series B fixed rate cumulative perpetual preferred stock and warrants to purchase common stock of the Company as part of the Capital Purchase Program during the first quarter of 2009.  The $4.8 million of fair value that was ascribed to the warrants is carried in additional paid-in capital.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2008.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	December 31,		December 31,
	2009	2008	2009	2008
Summary Statements of Operations:
Net interest income	$22,235	$23,413	$87,137	$89,514
Provision for loan losses	20,140	21,215	86,715	30,315
Non-interest income	13,346	8,510	43,047	35,260
Non-interest expense	22,262	20,410	144,630	80,312
(Benefit) provision for income taxes	(3,241)	(4,519)	(41,611)	2,323
Net (loss) income	(3,580)	(5,183)	(59,550)	11,824
Net (loss) income available to common stockholders	(4,704)	(5,183)	(63,831)	11,824

Key Ratios (annualized):
Return on average assets	-0.54%	-0.70%	-2.12%	0.40%
Return to common stockholders on average assets	-0.71%	-0.70%	-2.27%	0.40%
Return on average equity	-6.72%	-10.33%	-25.35%	6.03%
Return on average common equity	-13.10%	-10.33%	-37.74%	6.03%
Net interest margin (non-GAAP tax equivalent)(1)	3.72%	3.56%	3.47%	3.45%
Efficiency ratio (non-GAAP tax equivalent)(1)	65.07%	62.55%	66.71%	61.97%
Tangible capital to assets	7.57%	4.33%	7.57%	4.33%
Tangible common capital to assets	4.91%	4.33%	4.91%	4.33%
Total capital to risk weighted assets (2)	13.19%	10.76%	13.19%	10.76%
Tier 1 capital to risk weighted assets (2)	9.88%	7.66%	9.88%	7.66%
Tier 1 capital to average assets	8.40%	6.50%	8.40%	6.50%

Per Share Data:
Basic (loss) earnings per share	$-0.34	$-0.39	$-4.60	$0.87
Diluted (loss) earnings per share	$-0.34	$-0.39	$-4.60	$0.86
Dividends declared per share	$0.01	$0.16	$0.10	$0.63
Common book value per share	$9.71	$14.04	$9.71	$14.04
Tangible common book value per share	$9.23	$9.18	$9.23	$9.18
Ending number of shares outstanding	13,823,917	13,755,884	13,823,917	13,755,884
Average number of shares outstanding	13,823,457	13,756,301	13,815,965	12,584,381
Diluted average shares outstanding	13,968,314	13,838,074	13,912,916	13,689,214

End of Period Balances:
Loans	$2,072,524	$2,271,114	$2,072,524	$2,271,114
Deposits	2,206,277	2,387,128	2,206,277	2,387,128
Stockholders’ equity	203,247	193,096	203,247	193,096
Total earning assets	2,369,438	2,720,142	2,369,438	2,720,142
Total assets	2,602,151	2,984,605	2,602,151	2,984,605

Average Balances:
Loans	$2,122,751	$2,268,267	$2,206,215	$2,181,675
Deposits	2,276,944	2,364,861	2,360,836	2,354,925
Stockholders’ equity	211,406	199,537	234,921	196,110
Total earning assets	2,437,391	2,711,905	2,599,413	2,692,648
Total assets	2,646,181	2,951,353	2,813,236	2,920,591

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending December 31, 2009 and 2008, respectively, are presented on page 17.

(2) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	December 31,		December 31,
	2009	2008	2009	2008

Asset Quality

Charge-offs	$15,026	$4,304	$65,280	$9,383
Recoveries	1,121	185	1,532	465
Net charge-offs	$13,905	$4,119	$63,748	$8,918
Provision for loan losses	20,140	21,215	86,715	30,315
Allowance for loan losses to loans	3.10%	1.82%	3.10%	1.82%

	December 31,
	2009	2008

Non-accrual loans(1)	$184,677	$106,511
Restructured loans	14,171	—
Loans past due 90 days	561	2,119
Non-performing loans	199,409	108,630
Other real estate	40,200	15,212
Receivable from foreclosed loan participation	1,505	—
Non-performing assets	$241,114	$123,842

(1) Includes $34.0 million in non-accrual restructured loans

Major Classifications of Loans

Commercial and industrial	$207,170	$244,019
Real estate - commercial	925,013	929,576
Real estate - construction	283,418	373,704
Real estate - residential	643,935	701,221
Installment	9,834	19,116
Overdraft	830	761
Lease financing receivables	3,703	4,396
	2,073,903	2,272,793
Unearned origination fees, net	(1,379)	(1,679)
	$2,072,524	$2,271,114

Major Classifications of Deposits

Non-interest bearing	$308,304	$318,092
Savings	178,257	109,991
NOW accounts	422,778	274,888
Money market accounts	392,516	543,325
Certificates of deposits of less than $100,000	551,106	696,240
Certificates of deposits of $100,000 or more	353,316	444,592
	$2,206,277	$2,387,128

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	December 31,	December 31,
	2009	2008
Assets
Cash and due from banks	$36,842	$66,099
Interest bearing deposits with financial institutions	24,500	809
Federal funds sold	1,543	5,497
Short-term securities available-for-sale	16,911	809
Cash and cash equivalents	79,796	73,214
Securities available-for-sale	229,330	405,577
Federal Home Loan Bank and Federal Reserve Bank stock	13,044	13,044
Loans held-for-sale	11,586	23,292
Loans	2,072,524	2,271,114
Less: allowance for loan losses	64,238	41,271
Net loans	2,008,286	2,229,843
Premises and equipment, net	58,406	62,522
Other real estate owned	40,200	15,212
Mortgage servicing rights, net	2,450	1,374
Goodwill, net	—	59,040
Core deposit and other intangible asset, net	6,654	7,821
Bank-owned life insurance (BOLI)	50,185	48,754
Accrued interest and other assets	102,214	44,912
Total assets	$2,602,151	$2,984,605

Liabilities
Deposits:
Non-interest bearing demand	$308,304	$318,092
Interest bearing:
Savings, NOW, and money market	993,551	928,204
Time	904,422	1,140,832
Total deposits	2,206,277	2,387,128
Securities sold under repurchase agreements	18,374	46,345
Federal funds purchased	—	28,900
Other short-term borrowings	54,998	169,383
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	23,184
Accrued interest and other liabilities	15,377	33,191
Total liabilities	2,398,904	2,791,509

Stockholders’ Equity
Preferred stock	69,039	—
Common stock	18,373	18,304
Additional paid-in capital	64,432	58,683
Retained earnings	147,812	213,031
Accumulated other comprehensive loss	(1,605)	(2,123)
Treasury stock	(94,804)	(94,799)
Total stockholders’ equity	203,247	193,096
Total liabilities and stockholders’ equity	$2,602,151	$2,984,605

Old Second Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share data)

	(unaudited) Three Months Ended December 3l,		(unaudited) Year to Date December 3l,
	2009	2008	2009	2008
Interest and Dividend Income
Loans, including fees	$28,658	$32,812	$117,666	$135,335
Loans held-for-sale	165	140	947	637
Securities, taxable	1,279	3,245	8,526	15,745
Securities, tax exempt	1,040	1,456	5,230	5,937
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	56	32	225	83
Federal funds sold	—	22	17	146
Interest bearing deposits	8	3	39	44
Total interest and dividend income	31,206	37,710	132,650	157,927
Interest Expense
Savings, NOW, and money market deposits	1,481	2,636	6,459	14,513
Time deposits	6,151	9,304	32,886	42,046
Securities sold under repurchase agreements	12	117	140	837
Federal funds purchased	5	13	78	1,372
Other short-term borrowings	39	344	296	2,593
Junior subordinated debentures	1,072	1,072	4,287	4,281
Subordinated debt	205	544	1,245	1,831
Notes payable and other borrowings	6	267	122	940
Total interest expense	8,971	14,297	45,513	68,413
Net interest and dividend income	22,235	23,413	87,137	89,514
Provision for loan losses	20,140	21,215	86,715	30,315
Net interest and dividend income after provision for loan losses	2,095	2,198	422	59,199
Non-interest Income
Trust income	1,966	1,737	7,743	8,061
Service charges on deposits	2,209	2,407	8,779	9,318
Secondary mortgage fees	283	218	1,431	890
Mortgage servicing income	136	133	535	565
Net gain on sales of mortgage loans	2,829	1,205	9,824	5,856
Securities gains, net	1,986	519	3,754	1,882
Increase in cash surrender value of bank-owned life insurance	483	(69)	1,431	616
Debit card interchange income	618	574	2,522	2,366
Net interest rate swap gains and fees	913	337	1,058	556
Net gain (loss) on sales of other real estate owned	431	—	893	(13)
Other income	1,492	1,449	5,077	5,163
Total non-interest income	13,346	8,510	43,047	35,260
Non-interest Expense
Salaries and employee benefits	9,595	10,700	39,577	44,525
Occupancy expense, net	1,481	1,528	6,068	6,003
Furniture and equipment expense	1,774	1,766	6,929	6,850
FDIC insurance	1,327	473	5,387	1,465
Amortization of core deposit and other intangible asset	292	299	1,167	1,096
Advertising expense	269	413	1,256	2,013
Impairment of goodwill	—	—	57,579	—
Other real estate expense	2,801	74	8,835	84
Other expense	4,723	5,157	17,832	18,276
Total non-interest expense	22,262	20,410	144,630	80,312
(Loss) income before income taxes	(6,821)	(9,702)	(101,161)	14,147
(Benefit) provision for income taxes	(3,241)	(4,519)	(41,611)	2,323
Net (loss) income	$(3,580)	$(5,183)	$(59,550)	$11,824
Preferred stock dividends and accretion	1,124	—	4,281	—
Net (loss) income available to common stockholders	$(4,704)	$(5,183)	$(63,831)	$11,824

Basic (loss) earnings per share	$(0.34)	$(0.39)	$(4.60)	$0.87
Diluted (loss) earnings per share	(0.34)	(0.39)	(4.60)	0.86
Dividends declared per share	0.01	0.16	0.10	0.63

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended December 31, 2009 and 2008

(Dollar amounts in thousands- unaudited)

	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$23,738	$8	0.13%	$936	$3	1.25%
Federal funds sold	1,471	—	—	16,596	22	0.52
Securities:
Taxable	151,528	1,279	3.38	258,877	3,245	5.01
Non-taxable (tax equivalent)	112,080	1,600	5.71	145,193	2,240	6.17
Total securities	263,608	2,879	4.37	404,070	5,485	5.43
Dividends from FRB and FHLB stock	13,044	56	1.72	12,508	32	1.02
Loans and loans held-for-sale	2,135,530	28,865	5.29	2,277,795	33,011	5.67
Total interest earning assets	2,437,391	31,808	5.12	2,711,905	38,553	5.58
Cash and due from banks	38,369	—	—	49,484	—	—
Allowance for loan losses	(61,528)	—	—	(26,467)	—	—
Other non-interest bearing assets	231,949	—	—	216,431	—	—
Total assets	$2,646,181			$2,951,353

Liabilities and Stockholders’ Equity
NOW accounts	$429,280	$345	0.32%	$287,751	$482	0.67%
Money market accounts	404,889	903	0.88	556,020	2,021	1.45
Savings accounts	175,844	233	0.53	107,847	133	0.49
Time deposits	945,404	6,151	2.58	1,105,213	9,304	3.35
Total interest bearing deposits	1,955,417	7,632	1.55	2,056,831	11,940	2.31
Securities sold under repurchase agreements	20,177	12	0.24	43,879	117	1.06
Federal funds purchased	3,921	5	0.50	4,754	13	1.07
Other short-term borrowings	11,445	39	1.33	191,507	344	0.70
Junior subordinated debentures	58,378	1,072	7.35	58,378	1,072	7.35
Subordinated debt	45,000	205	1.78	45,000	544	4.73
Notes payable and other borrowings	500	6	4.70	24,516	267	4.26
Total interest bearing liabilities	2,094,838	8,971	1.70	2,424,865	14,297	2.34
Non-interest bearing deposits	321,527	—	—	308,030	—	—
Accrued interest and other liabilities	18,410	—	—	18,921	—	—
Stockholders’ equity	211,406	—	—	199,537	—	—
Total liabilities and stockholders’ equity	$2,646,181			$2,951,353
Net interest income (tax equivalent)		$22,837			$24,256
Net interest income (tax equivalent) to total earning assets			3.72%			3.56%
Interest bearing liabilities to earnings assets	85.95%			89.42%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Twelve Months ended December 31, 2009 and 2008

(Dollar amounts in thousands- unaudited)

	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$16,928	$39	0.23%	$1,310	$44	3.30%
Federal funds sold	15,060	17	0.11	10,032	146	1.43
Securities:
Taxable	193,952	8,526	4.40	326,542	15,745	4.82
Non-taxable (tax equivalent)	135,644	8,046	5.93	151,408	9,134	6.03
Total securities	329,596	16,572	5.03	477,950	24,879	5.21
Dividends from FRB and FHLB stock	13,044	225	1.72	10,816	83	0.77
Loans and loans held-for-sale	2,224,785	118,818	5.27	2,192,540	136,187	6.11
Total interest earning assets	2,599,413	135,671	5.16	2,692,648	161,339	5.91
Cash and due from banks	42,935	—	—	49,916	—	—
Allowance for loan losses	(57,976)	—	—	(22,058)	—	—
Other non-interest bearing assets	228,864	—	—	200,085	—	—
Total assets	$2,813,236			$2,920,591

Liabilities and Stockholders’ Equity
NOW accounts	$361,806	$1,287	0.36%	$291,274	$2,699	0.93%
Money market accounts	439,325	4,334	0.99	554,358	11,194	2.02
Savings accounts	152,671	838	0.55	110,426	620	0.56
Time deposits	1,092,598	32,886	3.01	1,085,924	42,046	3.87
Total interest bearing deposits	2,046,400	39,345	1.92	2,041,982	56,559	2.77
Securities sold under repurchase agreements	29,782	140	0.47	45,183	837	1.85
Federal funds purchased	15,938	78	0.48	45,420	1,372	2.97
Other short-term borrowings	44,734	296	0.65	137,800	2,593	1.85
Junior subordinated debentures	58,378	4,287	7.34	58,295	4,281	7.34
Subordinated debt	45,000	1,245	2.73	40,451	1,831	4.45
Notes payable and other borrowings	4,966	122	2.42	23,988	940	3.85
Total interest bearing liabilities	2,245,198	45,513	2.03	2,393,119	68,413	2.85
Non-interest bearing deposits	314,436	—	—	312,943	—	—
Accrued interest and other liabilities	18,681	—	—	18,419	—	—
Stockholders’ equity	234,921	—	—	196,110	—	—
Total liabilities and stockholders’ equity	$2,813,236			$2,920,591
Net interest income (tax equivalent)		$90,158			$92,926
Net interest income (tax equivalent) to total earning assets			3.47%			3.45%
Interest bearing liabilities to earnings assets	86.37%			88.88%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	December 31,		December 31,
	2009	2008	2009	2008
Net Interest Margin
Interest income (GAAP)	$31,206	$37,710	$132,650	$157,927
Taxable-equivalent adjustment:
Loans	42	59	205	215
Securities	560	784	2,816	3,197
Interest income - FTE	31,808	38,553	135,671	161,339
Interest expense (GAAP)	8,971	14,297	45,513	68,413
Net interest income - FTE	$22,837	$24,256	$90,158	$92,926
Net interest income (GAAP)	$22,235	$23,413	$87,137	$89,514
Average interest earning assets	$2,437,391	$2,711,905	$2,599,413	$2,692,648
Net interest margin (GAAP)	3.62%	3.43%	3.35%	3.32%
Net interest margin - FTE	3.72%	3.56%	3.47%	3.45%

Efficiency Ratio
Non-interest expense	$22,262	$20,410	$144,630	$80,312
Less amortization of core deposit and other intangible asset	292	299	1,167	1,096
Less impairment of goodwill	—	—	57,579	—
Less one time settlement to close office	—	—	125	55
Less merger costs	—	(61)	—	881
Adjusted non-interest expense	21,970	20,172	85,759	78,280
Net interest income (GAAP)	22,235	23,413	87,137	89,514
Taxable-equivalent adjustment:
Loans	42	59	205	215
Securities	560	784	2,816	3,197
Net interest income - FTE	22,837	24,256	90,158	92,926
Non-interest income	13,346	8,510	43,047	35,260
Less securities gains, net	1,986	519	3,754	1,882
Less gain (loss) on sale of OREO	431	—	893	(13)
Adjusted non-interest income, plus net interest income - FTE	33,766	32,247	128,558	126,317
Efficiency ratio	65.07%	62.55%	66.71%	61.97%